UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      October 18, 2017

CTD HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Florida	000-25466	59-3029743
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

6714 NW 16th Street, Suite B, Gainesville, Florida	32563
(Address of Principal Executive Offices)	(zip code)

              386-418-8060

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sale of Equity Securities.

On October 18, 2017, CTD Holdings, Inc. (the “Company”) completed a private placement of its securities to a group of accredited investors (the “Private Placement”) that included several directors of the Company and members of management. Investors in the Private Placement purchased 1,500 “Units” at a price of $100 per Unit, resulting in gross proceeds to the Company of $1,500,000. Each Unit consisted of one share of Series B Convertible Preferred Stock (“Preferred Stock”) convertible into 400 shares of Common Stock, and seven-year warrants (“Warrants”) to purchase 400 shares of Common Stock at an exercise price of $0.25 per share.

The Preferred Stock will automatically convert into Common Stock on the date the Company effects an increase of its authorized shares of Common Stock and/or a reverse stock split of its Common Stock, so that the Company has a sufficient number of authorized and unissued shares of Common Stock to permit the conversion or exercise, as applicable, of all outstanding shares of Preferred Stock, warrants and other convertible securities. The Preferred Stock has a liquidation preference of $100 per share, is not redeemable, and does entitle the holder to special dividends. In the event the Company were to pay dividends on its Common Stock, holders of Preferred Stock would receive dividends based on the number of shares of Common Stock into which their shares of Preferred Stock are then convertible.

The sale of the Preferred Stock and Warrants in the Private Placement was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Scarsdale Equities, LLC (“Scarsdale”) acted as financial advisor to the Company in connection with the Private Placement. Under the terms of its engagement, the Company will pay a cash fee to Scarsdale in the amount of $60,000 and issue Scarsdale seven-year warrants to purchase 90 Units at an exercise price of $100 per Unit.

After giving effect to the Private Placement, the Company had outstanding approximately 101,463,456 shares of Common Stock on a fully-diluted basis, including 73,105,834 shares of Common Stock, and 12 million shares of Common Stock issuable upon conversion and exercise of the Preferred Stock and Warrants issued in the Private Placement. However, the Company is only authorized to issue 100,000,000 shares of Common Stock under its Articles of Incorporation. Pursuant to the Securities Purchase Agreement entered into by each investor in the Private Placement, each investor agreed to vote in favor of an amendment to the Company’s Articles of Incorporation that increases its authorized shares of Common Stock to a number that would permit the conversion and exercise of the Preferred Stock, Warrants and other outstanding convertible securities of the Company. The Company expects to so increase its authorized shares of Common Stock, following appropriate regulatory filings.

Item 3.03. Material Modification to Rights of Security Holders.

Upon a liquidation or dissolution of the Company, holders of the Preferred Stock will be entitled to be paid, in preference to the holders of Common Stock, $100 per share of Preferred Stock.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 18, 2017, the Company filed Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State establishing the terms of the Preferred Stock. The Articles of Amendment are filed as an exhibit to this Current Report and incorporated by reference into this Item 5.03.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit 3.1	Articles of Amendment to The Articles of Incorporation of CTD Holdings, Inc. Designating Series B Convertible Preferred Stock.

Exhibit 10.1	Form of Securities Purchase Agreement between CTD Holdings, Inc. and investors in the October 2017 private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTD Holdings, Inc.

Date: October 20, 2017

By: /s/ Jeffrey L. Tate

Jeffrey L. Tate

Chief Operating Officer

EXHIBIT INDEX

No.	Description

Exhibit 3.1	Articles of Amendment to The Articles of Incorporation of CTD Holdings, Inc. Designating Series B Convertible Preferred Stock.

Exhibit 10.1	Form of Securities Purchase Agreement between CTD Holdings, Inc. and investors in the October 2017 private placement.